UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	February 12, 2013

LEGG MASON, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-8529	52-1200960
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 International Drive, Baltimore, Maryland	21,202
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(410) 539-0000

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Joseph A. Sullivan as President, CEO and Director.

On February 12, 2013, the Board of Directors (the “Board”) of Legg Mason, Inc. (the “Company”) appointed, effective immediately, Interim Chief Executive Officer Joseph A. Sullivan, age 55, as the Company's President, Chief Executive Officer and a member of the Board.

Before being appointed as President and Chief Executive Officer, Mr. Sullivan served as Interim Chief Executive Officer of the Company from October 1, 2012 to present. Prior to that, Mr. Sullivan oversaw the global distribution operations of the Company.  He was elected Senior Executive Vice President of the Company in September 2008 and until January 2011 was responsible for overseeing administrative functions as Chief Administrative Officer. From December 2005 to September 2008, he was responsible for overseeing the fixed income capital markets operations of Stifel Nicolaus, a broker-dealer. From 1993 to December 2005, he oversaw the fixed income capital markets operations of Legg Mason Wood Walker, the Company's broker-dealer subsidiary that was sold in December 2005.

Election of Dennis M. Kass as Director.

On February 12, 2013, the Board elected Dennis M. Kass to serve, effective April 1, 2013, as an independent director of the Company. Mr. Kass will serve as a member of the class whose term expires at the 2013 Annual Meeting of Stockholders. Mr. Kass will be compensated as a non-employee director in accordance with the Company's non-employee director compensation policies and the Non-Employee Director Equity Plan as described in the Company's 2012 Proxy Statement.

A copy of the related press release announcing these items is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.    Subject Matter

99    Press release of Legg Mason dated February 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGG MASON, INC. (Registrant)

	By:	/s/ Thomas C. Merchant
		Name:	Thomas C. Merchant
Date: February 13, 2013		Title:	Vice President and General Counsel, Corporate

LEGG MASON, INC.
EXHIBIT INDEX

Exhibit No.        Subject Matter

99        Press release of Legg Mason dated February 13, 2013